JENNIFER CHENG

SECTION 13 and 16 FILINGS

Power of Attorney

KNOW ALL MEN BY THESE PRESENT: That Jennifer Cheng has made, constituted, and appointed, and by this instrument does make, constitute, and appoint, Mark J. Plush, Vice President and Chief Financial Officer of Energy Focus, Inc., or Eric Hilliard, Chief Operating Officer of Energy Focus, Inc., her true and lawful attorney for her and in her name, place, and stead, with power of substitution, to subscribe, as attorney-in-fact, to file SEC Section 16 Filings, hereby giving and granting to the attorney-in-fact full power and authority to do and perform every act and thing necessary to be done in the premises, as fully as she might or could do if personally present, hereby ratifying and confirming all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall only apply to Section 13 and 16 Filings.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of July 25, 2012.

Jennifer Cheng
Director, Energy Focus, Inc.